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                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                            ________________________


                                   FORM 8 - K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 12, 2001


                              Data I/O Corporation
             (Exact name of registrant as specified in its charter)


                                   Washington
                 (State of other jurisdiction of incorporation)


                               0-10394 91-0864123
           (Commission File Number) (IRS Employer Identification No.)


                 10525 Willows Road N.E., Redmond, WA 98073-9746
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (425) 881-6444


                                 Not Applicable
          (Former name or former address, if changed since last report)


                                Page 1 of 4 Pages

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Item 5.  Other Events


See the following press releases: Press release dated March 15, 2001 announcing the election of Steven M. Quist to the Board of Directors effective March 12, 2001. Press release dated March 16, 2001, announcing the appointment of Irene Bjorklund as Vice President of Sales and Marketing.


For information please contact:

Joel Hatlen                                                  Fred Hume
VP Finance/CFO                                               President/CEO
425/881-6444                                                 425/881-6444


       Steven M. Quist Elected to Data I/O Corporation Board of Directors

Redmond, Wash. (March 15, 2001) - Data I/O-Registered Trademark- Corporation (NASDAQ: DAIO) announced today the election of Steven M. Quist to the company's board of directors. Steve is President and CEO of CyberOptics-Registered Trademark-Corporation (NASDAQ: CYBE), the technology leader in the design and manufacture of laser and vision sensors and systems used in the assembly of printed circuit boards and by the semiconductor industry. During his tenure with CyberOptics-Registered Trademark-, the company has experienced a compound average growth rate of over 20 percent for revenue during the past three years, which resulted in securing its reputation as the market leader.

Prior to CyberOptics-Registered Trademark-, Quist served as president of Rosemount Inc., a subsidiary of Emerson Electric Company and a leading multinational manufacturer of high performance instrumentation for the processing industries. While at Rosemount, Quist led the company to growth rates two times their served-market growth rates, and from revenues of $200 million to revenues of more than $600 million. Under his leadership, Rosemount received the "Best Plant in America" award from Industry Week magazine for its world-class Chanhassen, Minn. manufacturing plant, and was recognized as a semi-finalist for the Minnesota Quality Award.

"I am delighted that we have been able to attract Steve," said Paul Gary, chairman of Data I/O Corporation. "His knowledge of the industry, his skills in marketing and strategic planning, and his drive for operational excellence make him a powerful addition to our board."

In addition to Data I/O, Quist is also a member of the board of directors at ILX Lightwave Corporation, a Bozeman, MT based designer and manufacturer of photonic test and measurement instrumentation for the fiber optic telecommunication industry; and Rimage Corporation, a Minneapolis, MN based manufacturer of CD-R replication/printing/publishing equipment.

Data I/O Corporation provides a comprehensive product offering for programming, in design and manufacturing, programmable semiconductor devices. The company, which is publicly traded (NASDAQ: DAIO), is headquartered in Redmond, Wash., and has sales and service offices worldwide. The company's worldwide web address is http://www.dataio.com


For information please contact:

Joel Hatlen                                                   Fred Hume
VP Finance/CFO                                                President/CEO
425/881-6444                                                  425/881-6444


          Data I/O Appoints New Vice President of Sales and Marketing

Redmond, Wash. (March 16, 2001) - Data I/O Corporation (NASDAQ:DAIO) today announced the appointment of Irene Bjorklund as vice president of sales and marketing.

Bjorkund will be responsible for all aspects of Data I/O's sales and marketing activities, including major account support, sales infrastructure and strategic relationships. She will report directly to Fred Hume, president and chief executive officer of Data I/O Corporation.

"We are pleased that Irene has accepted the position with Data I/O, and believe her distinguished record in sales and marketing management will be instrumental in bringing the company to its next level of growth," said Hume.

Bjorklund brings with her more than 25 years of experience in the computer industry, including 20 years of sales and marketing at Hewlett Packard. While at Hewlett Packard, Bjorklund rose through the ranks of management at Hewlett-Packard to become General Manager for the company's Northwest Area. As General Manager, Bjorklund led her organization to increase annual revenue threefold during a period when the prices for computer hardware were falling rapidly.

Bjorklund has successfully managed a variety of organizations, from small strategic teams to a 445-person sales and support organization. Most recently, she has served as a sales and management consultant to a number of companies, including Data I/O Corporation.

Bjorklund holds a Bachelor of Science degree in mathematics from the University of Nebraska. The university has honored her with its Alumni Achievement Award for outstanding achievement and professional excellence. Her professional activities include serving on the Seattle University Science & Engineering Advisory Board and Puget Sound Nebraska Alumni Association.

Data I/O Corporation provides a comprehensive product offering for the programming, in design and manufacturing, of programmable semiconductor devices. The company, which is publicly traded (NASDAQ: DAIO), is headquartered in Redmond, Wash., and has sales and service offices worldwide. The company's worldwide web address is http://www.dataio.com.


SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Data I/O Corporation


March 19, 2001                      By /s/Joel S. Hatlen
                                    Joel S. Hatlen
                                    Vice President - Finance
                                    Chief Financial Officer
                                    Secretary and Treasurer